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JUNIPER NETWORKS, INC.
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Dear Juniper Stockholder,

From a financial perspective, Juniper began to return to improving performance in the second half of 2012. While we were not satisfied with our results, we believe we can and will perform better. There were a number of challenges in 2012, including continued macro-economic uncertainty, a decline in the total addressable market for routing and tightening customer demand in major geographies and sectors including Europe and the US Federal Government. While navigating these challenges, we took decisive actions to address performance factors in our control, including restructuring the organization and driving initiatives that have raised our level of execution. These initiatives have contributed to three key areas that together put us in a stronger position for renewed growth and market share gains.

Juniper strengthened our product portfolio in 2012. We sharpened our focus as a pure play in high performance networking in three product families: Routing, Switching and Security. We added new product offerings in each of these families in 2012 and we enhanced many of the core products in those families with new capabilities. Early this year we articulated a clear strategy for Juniper in the area of Software Defined Networks. Due to this hard work, we now have the broadest, deepest and highest-performance product lineup in our history, with an ambitious innovation roadmap that is addressing the transformative roles that mobility and cloud computing are playing in the new network.

In routing, we remain a strong leader in the edge with our MX line which enables Service Providers to deliver and expand services and maximize revenues faster than other market solutions. We also extended our edge addressable market into Mobile Backhaul with the launch of our ACX Series Universal Access Routers. We are aggressively addressing broader opportunities in the core by implementing a three-prong strategy that extends the traditional IP core. Our approach combines the T4000 high performance core router; the PTX, a packet transport solution addressing the Converged Supercore; and the recently announced MX2020, an extension of our leading edge routing line that blurs the lines between the traditional edge and core by enabling customers to use software to extend their services deeper into the network. Together these three technologies position Juniper to set a new agenda in core routing.

In switching, we continue to see market share gains via our strong EX line and the innovative data center architecture, QFabric. New architectures take time to seed in the marketplace, and our patience is beginning to pay off as QFabric gains traction in the Enterprise.

Our security business with Service Providers continues to be strong, up 16% year over year, and we recently increased the capacity of these solutions to support over 100 million concurrent sessions. Our Enterprise security business has experienced challenges in recent periods and we’ve made significant progress in improving our Enterprise security products to meet customer needs. Perhaps even more important, we made significant steps to improve the overall quality of and customer experience with these products. That was evident in the results of our annual customer satisfaction survey. Our SRX line remains a strong performer with Service Providers in securing mobile systems. We are now bringing our capabilities in data center and campus up to this level with a revitalized security strategy to deliver a broader set of software-based capabilities that meets the rapidly evolving needs of the Enterprise, including the recently announced Junos Spotlight and Junos Secure product family. We are moving aggressively toward our goal of stabilizing our overall security market share this year and positioning for growth as we head into 2014.

Overall, our strengthened product portfolio delivered good results in 2012. Key product lines experienced solid growth year over year, with SRX up 17%, EX up 8% and MX up 7%. Core routing, meanwhile, showed the expected transitional effects of the migration to T4000 and the introduction of PTX, and is now gaining some renewed momentum. The demand signals for Service Provider routing have improved and much of the near term focus is on the edge of their networks where we have strength with the MX product family. As the network edge gets built out, we believe that will in turn generate more demand in core routing.

Juniper also made several improvements in the area of excellence in operational execution. We implemented a number of actions throughout the year to improve our execution in R&D, supply chain manufacturing, sales pipeline and forecasting, as well as customer service and support. In R&D, we have shortened our cycle times on delivery of new features and improved software quality by working closely with customers to meet their future requirements.

In the third quarter of 2012, we launched a restructuring initiative that aligned with our focus on operational excellence and we reduced the operating cost base for the company. These are always hard decisions to take but we believe the restructuring initiative has enabled sharper focus and improved execution while also reducing our cost footprint and making Juniper more efficient.

Our focus on operational improvements will continue in 2013, with targeted initiatives designed to streamline key business processes and internal management systems. Taken together, these efforts position us to move faster and to capture the profitable growth opportunities in front of us as macroeconomic and market conditions improve.

In addition, Juniper continues to focus on thoughtful capital allocation. Juniper ended 2012 with $2.8 billion in net cash, 57% of which was held offshore. Our balance sheet is strong and we are generating significant operating cash flow. We believe we have achieved an effective balance in deploying our cash resources, investing in innovation while being opportunistic and returning capital to shareholders to enhance returns. Since 2008, we have repurchased over $2.8 billion in common stock, including $646 million in 2012. At the same time, we have augmented organic R&D efforts with strategic technology acquisitions and investments in areas like Intrusion Deception security technology, WAN optimization and software-defined networking.

We believe our financial results for 2012 show the early results of this improved execution throughout the business. Revenue for the year totaled $4.4 billion. Sequential revenue improvement returned in the first half of the year, and year-over-year revenue growth resumed in the second half. Earnings per share, while down over 2011, improved each quarter as well, and we reported $0.35 per diluted share in earnings on a GAAP basis and $0.85 on a non-GAAP basis. We ended the year with an improved operating margin and demand metrics that signaled early signs of momentum for 2013, including a 37% increase in our product backlog compared with the end of 2011.

The three focus areas that are driving this early success all remain well within our sights as we move through 2013. We are optimistic about our growth prospects despite the challenges of the last year. The economy, while still unpredictable, is showing positive signs in some key markets that we serve. We believe we have set the stage for shareholder value creation. A stronger product portfolio positions us for growth as market demand increases. Improvements in operational execution at a lower cost base will support margin expansion. Our balanced and efficient allocation of capital, including returning cash to shareholders through share repurchases, supports our ability to deliver enhanced shareholder returns. We are taking decisive actions across our business that position Juniper to drive better financial performance and shareholder returns going forward.

As we focus on continued performance improvement, we will also remain true to our heritage as an innovator. Early this year we communicated our vision and guiding principles that will allow us to lead in software-defined networking. Our vision for our SDN solution will link our next-generation security capabilities and strong platform systems in routing and the data center with an innovative, centralized software-driven capability that controls key service and management functions of the network. We believe that our differentiated expertise in software as well as systems and silicon positions us to play a lead role as customers embrace more agile networks that have lower operational costs.

As we pursue this vision we maintain a sharp focus on execution throughout our business in 2013. We will play offense strategically while staying true to our strategy by delivering great products, achieving operational excellence, carefully managing costs, and thoughtfully allocating our capital.

We want to express our deep appreciation to everyone who plays a critical role in Juniper’s success –our customers, our global partner network, the more than 9,000 Juniper employees around the world, the Juniper Board of Directors, and, of course, our stockholders. We are looking forward to leveraging the strides made in the past year into greater achievements in 2013.

Kevin Johnson	Pradeep Sindhu
Chief Executive Officer	Vice Chairman, Chief Technology Officer
and Founder